Exhibit 99.1

Rio Vista Energy Partners L.P. Receives Additional Letter From Nasdaq

Non-Filing of September 30, 2009 Form 10-Q To Serve As Additional Basis To Delist Rio Vista Common Units

El Segundo, California—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had received on November 18, 2009 a letter from the Nasdaq Stock Market (Nasdaq) staff indicating that since Nasdaq did not receive Rio Vista’s Report on Form 10-Q for the period ended September 30, 2009 (September 2009 Delinquent Filing), the September 2009 Delinquent Filing would serve as additional basis for delisting Rio Vista’s securities from The Nasdaq Capital Market. The letter also indicated that the September 2009 Delinquent Filing would be shared with the Listing Qualifications Panel (the “Hearing Panel”) in connection with Rio Vista’s scheduled appearance before the Hearing Panel to appeal Nasdaq’s earlier denial of Rio Vista’s plan of compliance and decision to delist Rio Vista Securities (“Appeal”). The Appeal before the Hearing Panel was held on November 19, 2009.

Rio Vista previously disclosed in its Current Report on Form 8-K filed on August 17, 2009 that the filing of its June 30, 2009 Form 10-Q was going to be delayed and that future filings would be subject to additional contingencies which have yet to be satisfied. Rio Vista did not file its September 30, 2009 Form-10Q. As previously reported, Nasdaq has denied Rio Vista’s plan of compliance with respect to Rio Vista’s failure to file the March 31, 2009 Form 10-Q (Initial Delinquent Filing) and Rio Vista’s June 30, 2009 Form 10-Q (June 2009 Delinquent Filing). In connection with Rio Vista’s request for the Appeal, the Hearing Panel agreed to grant a stay of delisting until the outcome of the Appeal was determined.

On November 19, 2009, the Appeal was held. The outcome of the Appeal is expected to be determined in the near future. If Rio Vista’s Appeal is successful, Rio Vista expects that the continued stay of delisting will be contingent on Rio Vista’s ability to regain compliance in connection with the Initial Delinquent Filing, the June 2009 Delinquent Filing and the September Delinquent Filing in accordance with the terms prescribed by the Hearing Panel. The maximum extension on the stay of delisting that the Hearing Panel can grant Rio Vista to regain compliance with the Initial Delinquent Filing, the June 2009 Delinquent Filing and/or the September 2009 Delinquent Filing is until May 10, 2010.

If the Appeal is unsuccessful and/or Rio Vista cannot regain compliance within any of the terms outlined by the Hearing Panel, Rio Vista’s securities will be immediately delisted, whether or not Rio Vista further appeals the decisions of the Hearing Panel. If Rio Vista’s common units are delisted from the NASDAQ Capital Market, Rio Vista would be required to file all required reports with the Securities and Exchange Commission and Rio Vista expects that its common units will trade in the “Pink Sheets” through a market maker. Delisting by NASDAQ may result in decreased market interest in Rio Vista’s common units, investors and unitholders may experience more difficulty in buying and selling Rio Vista common units, and Rio Vista’s unit price may decline.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista. Rio Vista has recently announced that it has entered into a non-binding letter of intent to sell its Hopewell, Virginia operations.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding the outcome of the Appeal and Rio Vista’s ability to meet and/or regain compliance with Nasdaq requirements for continued listing on The Nasdaq Capital Market. There is no assurance that Rio Vista’s Appeal will be successful and/or Rio Vista will be able to meet the conditions required by the Hearing Panel to extend the stay on the delisting of Rio Vista’s common units. If Rio Vista’s common units were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080